EXHIBIT 99.1

NEWS RELEASE

Contact:

Jayne Schmitt, Investor Relations
 jayne.schmitt@udlp.com
 (703) 312-6122

Doug Coffey, Media
 doug.coffey@udlp.com
 (703) 312-6121

United Defense Reports Strong Quarter – Net Income Up 40 Percent – Revenue Rises 13 Percent

Net Income Increases to $0.99 Per Share Diluted

ARLINGTON, VA, October 21, 2004 – United Defense Industries, Inc. (NYSE:UDI) today reported a stronger that expected quarter with net income of $52.2 million, or $0.99 per share on a fully diluted basis for the third quarter ended September 30, 2004. Net income rose 40 percent from $37.4 million, or $0.71 per share on a fully diluted basis, in the year-earlier quarter.

Third-quarter revenue of $573.4 million was up 13 percent from $507.9 million a year ago with virtually all of the growth occurring in the Defense Systems segment. Higher Bradley upgrade and Mk-45 naval gun deliveries, and growth in DD(X) gun development activities more than offset lower Future Combat Systems work and lower amphibious vehicle (AAV) deliveries. Ship Repair and Maintenance sales were roughly the same as the third quarter of 2003.

New orders in the quarter of $449.0 million included $132.0 million in Ship Repair and Maintenance orders and $100.0 million of additional Bradley work. The fully funded backlog at the end of the quarter was $2.1 billion.

“This quarter was all about superb contract performance across the board in both our Defense Systems and Ship Repair and Maintenance segments,” said CEO and President Tom Rabaut. “Excellent award fees for performance on several of our Army and Navy contracts were a strong contributor to our success this quarter.”

United Defense reported free cash flow, defined as cash from operations less capital expenditures, of $77.8 million in the quarter. During the quarter the company continued to repurchase shares of common stock under its stock repurchase program and used $29 million to purchase 760,700 shares of common stock. Through the third quarter, the company has expended a total of $58 million to repurchase 1.6 million shares under the program.

For the nine months ended September 30, 2004, United Defense reported net income of $134.9 million, or $2.54 per share on a fully diluted basis, up from $111.8 million, or $2.12 per share on a fully diluted basis in the first nine months of 2003. Nine month revenue was up 11% to $1.7 billion from $1.5 billion in 2003.

About United Defense Industries, Inc.

United Defense designs, develops and produces combat vehicles, artillery, naval guns, missile launchers and precision munitions used by the U.S. Department of Defense and allies worldwide, and provides non-nuclear ship repair, modernization and conversion to the U.S. Navy and other U.S. Government agencies.

Forward Looking Statements

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward looking statements involve risks and uncertainties. All forward looking statements included in this release are based upon information available to United Defense Industries, Inc., as of the date of the release, and we assume no obligation to update any such forward looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and our other reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with our business.

Conference Call

Listeners may access United Defense’s quarterly conference call live at 10:00 a.m. EST today over the Internet, through a link in the Investors section of United Defense’s Web site at http://www.udlp.com/ir/webcast.htm. The dial-in-number to access this operator-assisted call is toll free 800/816-3086 or toll (International): 913/981-4914, confirmation code 837975. Please allow fifteen minutes prior to the call to visit the site to download and install any necessary audio software. If you are unable to listen to the live call, you may access www.uniteddefense.com at any time beginning after 2:00 pm today through October 28, 2004 to listen to a replay of the Web cast or you may access the replay by dialing toll free 888/203-1112 or toll (International) 719/457-0820, pass code 837975.

United Defense Industries, Inc.
Consolidated Statement of Earnings (Unaudited) In Millions, Except Per Share Amounts

	3 mos. ended		9 mos. ended
	9/30/2004	9/30/2003	9/30/2004	9/30/2003
Revenues	$573.4	$507.9	$1,696.8	$1,527.9
Costs and expenses:
Cost of sales	(436.7)	(400.3)	(1,327.0)	(1,210.1)
Selling, general and administrative expenses	(38.4)	(38.1)	(115.5)	(117.0)
Research and development	(8.0)	(10.7)	(23.8)	(16.7)

Total expenses	(483.1)	(449.1)	(1,466.3)	(1,343.8)

Income from operations	90.3	58.8	230.5	184.1
Earnings (loss) related to investments in affiliates	—	5.0	6.4	16.6
Net interest expense	5.4	(6.1)	(16.4)	(18.9)

Income before income taxes	84.9	57.7	220.5	181.8
Provision for income taxes	(32.7)	(20.3)	(85.6)	(70.0)

Net income	$52.2	$37.4	$134.9	$111.8

Earnings per common share:
Basic	$1.01	$0.72	$2.58	$2.16

Diluted	$0.99	$0.71	$2.54	$2.12

Weighted average common shares outstanding (in millions):
Basic	51.9	52.0	52.2	51.9

Diluted	52.8	53.0	53.2	52.8

Revenue by Program
Dollars in Millions

	3 mos. ended		9 mos. ended
	9/30/2004	9/30/2003	9/30/2004	9/30/2003
Defense Systems:
Bradley Family of Vehicles	$118.8	$46.7	$329.4	$257.5
Naval Ordnance	110.3	64.6	269.2	191.6
Vertical Launch Systems	27.8	32.0	88.9	81.3
Combat, Engineering and Recovery Vehicles	19.8	19.5	65.5	85.8
Future Combat System	49.8	100.0	166.1	180.4
Artillery Systems	20.0	24.0	83.1	79.6
Assault Amphibious Vehicles	12.7	34.6	29.7	97.0
Other	81.6	54.0	243.6	178.2

Total Defense Systems	$440.8	$375.4	$1,275.5	$1,151.4

Ship Repair and Maintenance	132.6	132.5	421.3	376.5

Total Revenue	$573.4	$507.9	$1,696.8	$1,527.9

Cash Flow
Dollars in Millions

	3 mos. ended		9 mos. ended
	9/30/2004	9/30/2003	9/30/2004	9/30/2003
Net Cash from Operating Activities	84.6	$73.4	$189.9	$172.2
Net Cash used in Investing Activities:
Net Capital Spending	(6.8)	(8.5)	(26.5)	(32.2)

Free Cash Flow	$77.8	$64.9	$163.4	$140.0
Purchase of Kaiser Compositek, Cercom and Hawaii Shipyards	—	—	(44.4)	—

Cash Flow	$77.8	$64.9	$119.0	$140.0